Exhibit 99.1

Warrior Reports Fourth Quarter and Full Year 2025 Results

Longwall operations at transformational Blue Creek mine ramped steadily toward full production

Significantly increased net income and adjusted EBITDA due to record quarterly sales volumes and continued cost improvements from growing Blue Creek contribution

Raised volume guidance for 2026 due to solid operational performance

BROOKWOOD, AL - February 12, 2026 - Warrior Met Coal, Inc. (NYSE: HCC) (“Warrior” or the “Company”) today announced results for the fourth quarter and full year 2025. Warrior delivered strong fourth-quarter and full-year results driven by record sales volumes, the commencement of operations at the transformational Blue Creek mine, and continued cost improvements. The ahead-of-schedule start of Blue Creek's longwall in October 2025 is already reshaping Warrior's production profile, cost structure, and earnings potential heading into 2026.

Warrior reported net income for the fourth quarter of 2025 of $23.0 million, or $0.44 per diluted share, compared to net income of $1.1 million, or $0.02 per diluted share, in the fourth quarter of 2024. Adjusted EBITDA in the fourth quarter of 2025 was $92.9 million, a significant increase from $53.2 million in the fourth quarter of 2024, reflecting improved operating performance and the initial ramp-up profitability contribution from the Blue Creek mine.

Fourth Quarter Highlights

•
Commissioning of the Blue Creek longwall operations began in October eight months ahead of schedule and on budget;

•
Achieved record quarterly sales volumes of 2.9 million short tons of steelmaking coal, including 881 thousand short tons sold from the Blue Creek mine;

•
Reduced cash cost of sales (free-on-board port) per short ton by 22% to $93.53 in the fourth quarter of 2025 from $119.55 in the fourth quarter of 2024, driven by the inherently lower cost structure of Blue Creek, lower variable costs and a disciplined approach to cost control and operational efficiency; and

•
Raised volume guidance for 2026 due to solid operational performance by Blue Creek.

“Our team's disciplined execution in the fourth quarter and throughout 2025 delivered exceptional progress at Blue Creek,” said Walt Scheller, CEO of Warrior. “We are poised for a significant expansion in scale in 2026 as the early start of the Blue Creek longwall operation is already driving higher production, improved cost performance and record quarterly sales volumes.”

“Even in these early stages of production and sales, Blue Creek's contributions to our financial results are having a notable impact – which we expect will only increase as the mine continues to ramp up toward full production. With a strengthened first quartile cost structure, a growing reserve base, and a clear pathway to higher volumes, Warrior is exceptionally well-positioned to capitalize on long-term demand for high-quality steelmaking coal. We continue to remain focused on disciplined capital deployment, operational reliability, and creating long-term shareholder value,” Mr. Scheller concluded.

Warrior's strong operational performance and meaningful cost reductions reflect the Company's variable cost structure and the early benefits of Blue Creek. The results came despite challenging global steelmaking coal markets, where pricing has been driven primarily by depressed global steel demand, record high Chinese steel exports, and abundant global supply of steelmaking coal. The average index price for premium low-volatility coal was 22% lower year-over-year.

Full Year Performance

Despite lower pricing in 2025, Warrior delivered higher production, improved costs, and the commencement of longwall operations at Blue Creek, positioning the Company for materially higher volumes and enhanced profitability. Warrior generated net income of $57.0 million and Adjusted EBITDA of $256.5 million, reflecting lower average selling prices despite higher production and sales volumes driven by the Blue Creek longwall operations. While investments in Blue Creek and other development projects drove higher capital spending in 2025, the Company continued to maintain strong liquidity and delivered year-over-year improvements in cost efficiency, creating the potential for enhanced profitability as Blue Creek ramps toward full production.

Operating Results

Sales volumes in the fourth quarter of 2025 were a record 2.9 million short tons compared to 1.9 million short tons in the fourth quarter of 2024, representing a 53% increase, driven primarily by sales of Blue Creek steelmaking coal of 881 thousand short tons. Sales volumes for the full year 2025 were a record 9.6 million short tons, or an increase of 21% compared to 2024, which was at the high end of our guidance range. The higher sales volumes for the full year 2025 were driven by sales of Blue Creek steelmaking coal of 1.5 million short tons.

The Company produced a record 3.4 million short tons of steelmaking coal in the fourth quarter of 2025, compared to 2.1 million short tons in the fourth quarter of 2024, representing a 61% increase, including 1.3 million short tons produced at Blue Creek. For the full year 2025, the Company produced a record 10.2 million short tons, or an increase of 24% compared to 2024, which exceeded our guidance for the full year and is attributed to the early longwall operation startup at Blue Creek. Inventory levels increased to 1.6 million short tons as of December 31, 2025, compared to 1.1 million short tons as of September 30, 2025.

Additional Financial Results

Total revenues were $384.0 million for the fourth quarter of 2025, which compares to total revenues of $297.5 million for the fourth quarter of 2024, reflecting the 53% increase in sales volumes, offset partially by a decline in the average net selling price. The average net selling price of the Company's steelmaking coal decreased 16% from $154.54 per short ton in the fourth quarter of 2024 to $129.60 per short ton in the fourth quarter of 2025. The average gross selling price realization was approximately 75% of the Platts Premium Low Vol FOB Australian index price for the fourth quarter of 2025 compared to 86% for the fourth quarter of 2024, primarily driven by a 12% higher sales mix of high-vol A steelmaking coal and an 18% increase in sales into the Pacific Basin.

For the full year 2025, total revenues were $1.3 billion, or a decrease of 14% compared to 2024, driven by a 30% decrease in the average net selling prices of the Company's steelmaking coal offset partially by a 21% increase in sales volumes. The average net selling price of the Company's steelmaking coal decreased 29% from $188.09 per short ton for the full year 2024 to $132.62 per short ton for the full year 2025. The average gross selling price realization was approximately 80% of the Platts Premium Low Vol FOB Australian index price for the full year 2025 compared to 89% for the full year 2024, primarily driven by 13% higher sales mix of high-vol A steelmaking coal sold primarily into the Pacific Basin, a lower price index relative to premium low-vol and elevated freight rates to the Pacific Basin.

Cost of sales for the fourth quarter of 2025 were $270.7 million compared to $228.8 million for the fourth quarter of 2024. Cash cost of sales (free-on-board port) for the fourth quarter of 2025 were $269.6 million, or 72.2% of mining revenues, compared to $225.6 million, or 77.4% of mining revenues in the same period of 2024. Cash cost of sales (free-on-board port) per short ton decreased to $93.53 in the fourth quarter of 2025 from $119.55 in the fourth quarter of 2024. This was driven primarily by the sales mix of Blue Creek coal and its inherent lower cost structure and lower steelmaking coal prices and their effect on Warrior's variable cost structure, primarily for wages, transportation and royalties. For the full year 2025, cash cost of sales (free-on-board port) per short ton was $101.30 and was better than Warrior's guidance range.

Depreciation and depletion expenses for the fourth quarter of 2025 were $56.4 million, or 14.7% of total revenues and were higher than the same period last year of $39.2 million, or 13.2% of total revenues. This was primarily due to depreciation expense recognized on additional assets placed into service at Blue Creek and higher sales volumes. For the full year 2025, depreciation and depletion expenses of $188.6 million was at the low end of Warrior's guidance range.

Selling, general and administrative expenses for the fourth quarter of 2025 were $18.1 million, or 4.7% of total revenues, and were higher than the same period last year of $17.7 million due to higher employee-related expenses. For the full year 2025, selling, general and administrative expenses of $65.7 million were at the low end of Warrior's guidance range.

Warrior achieved net interest income of $1.2 million during the fourth quarter of 2025, which is lower than the prior year due to lower interest income on lower cash balances and lower earned rates of return combined with higher interest expense due to interest on new leased equipment. For the full year 2025, interest expense of $9.7 million was at the low end of Warrior's guidance range and interest income earned of $18.5 million was within Warrior's guidance range.

Income tax expense was $12.9 million in the fourth quarter of 2025 on pre-tax income of $35.9 million. The effective income tax rate for the twelve months ended December 31, 2025 varied from the statutory federal income tax rate of 21%, primarily due to tax benefits recognized for depletion expense, marginal gas well tax credits and foreign-derived intangible income deduction. This compares to an income tax expense of $0.8 million on pre-tax income of $2.0 million in the fourth quarter of 2024.

Cash Flow and Liquidity

The Company generated positive cash flows from operations of $76.1 million in the fourth quarter of 2025, compared to $54.2 million in the fourth quarter of 2024. Net working capital, excluding cash, for the fourth quarter of 2025 increased by $8.0 million from the third quarter of 2025, primarily reflecting higher accounts receivable and inventories primarily due to the ramp up of Blue Creek.

Cash used in investing activities for capital expenditures and mine development for the fourth quarter of 2025 was $104.4 million compared to $142.2 million in the fourth quarter of 2024. The fourth quarter of 2025 includes $69.1 million of capital expenditures for the continued development of Blue Creek, which brings the total year-to-date capital expenditures to $240.3 million and project-to-date capital expenditures to $956.8 million. Free cash flows in the fourth quarter of 2025 were negative $28.3 million compared to free cash flows of negative $88.0 million in the fourth quarter of 2024, driven primarily by the continued development of Blue Creek.

Cash flows used in financing activities for the fourth quarter of 2025 were $13.1 million, primarily due to principal repayments of financing lease obligations of $8.9 million and payment of a regular quarterly dividend of $4.2 million.

The Company’s total liquidity as of December 31, 2025 was $483.9 million, consisting of cash and cash equivalents of $300.0 million, short-term investments of $43.4 million, which is net of $9.9 million posted as collateral and available liquidity under its ABL Facility of $140.5 million, net of outstanding letters of credit of $2.5 million.

Capital Allocation

On February 10, 2026, the Board declared a regular quarterly cash dividend of $0.08 per share, which the Company plans to distribute on March 2, 2026, to stockholders of record as of the close of business on February 23, 2026.

Finalization of Federal Lease Acquisition

In the fourth quarter of 2025, the Company finalized two federal coal leases with the U.S. Department of Interior and Bureau of Land Management. The mining plans for these leases, which were approved in the first quarter of 2026, authorize development and mining activities across approximately 14,050 acres in Tuscaloosa County, Alabama, which contain approximately 53 million short tons of reserves, further strengthening the resource base underpinning our strategic growth initiatives. The approval of these mining plans marks an important milestone in supporting the long-term development of the Company's high quality steelmaking coal operations, provides long-term visibility into future production and allows for incremental reserves to be mined at both Blue Creek and Mine No. 4.

Company Outlook

Warrior expects 2026 to reflect a substantial step-change in production and sales volumes, driven by Blue Creek operating for the full year and continued operational excellence at Mines No. 4 and 7. While volumes are expected to be higher, the Company anticipates a continued challenging pricing environment given weak demand, record high Chinese steel exports and ample global supply, particularly in the High Vol A quality tier. The Company's outlook for 2026 is subject to many risks that may impact performance, such as global trade and tariff uncertainties, market conditions in the steel and steelmaking coal industries and overall global economic and competitive conditions, all as more fully described under Forward-Looking Statements. The Company's guidance for the full year 2026 is outlined below.

Coal sales	12.5 - 13.5 million short tons
Coal production	12.0 - 13.0 million short tons
Cash cost of sales (free-on-board port)	$95 - $110 per short ton
Capital expenditures for sustaining existing mines	$105 - $115 million
Capital expenditures for Blue Creek project	$50 - $75 million
Depreciation and depletion	$225 - $250 million
Selling, general and administrative expenses	$75 - $85 million
Interest expense	$20 - $25 million
Interest income	$3 - $8 million

The Company's guidance for its capital expenditures consists of sustaining capital spending of approximately $105-$115 million, including regulatory gas requirements and discretionary capital spending of $50-$75 million for the final construction of the Blue Creek mine. While the longwall operations have recently commenced, there remains a significant amount of surface infrastructure to be completed to finish the overall project. Warrior remains on budget and expects total Blue Creek project capital expenditures of $995 million to $1.075 billion. The remaining amounts are expected to be primarily spent by the end of the first quarter of 2026.

Key factors that may affect the full year 2026 outlook include:

•
four planned longwall moves (two in Q2, one in Q3, one in Q4);
•
HCC index pricing, geography of sales and freight rates;
•
global trade and tariff policies;
•
exclusion of other non-recurring costs;
•
new labor contract; and
•
inflationary pressures.

The Company does not provide reconciliations of its outlook for cash cost of sales (free-on-board port) to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable Generally Accepted Accounting Principles ("GAAP") cost of sales.

These items typically include non-cash asset retirement obligation accretion expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include in a GAAP estimate. The unavailable information could have a significant impact on the Company's reported financial results.

Use of Non-GAAP Financial Measures

This release contains the use of certain non-GAAP financial measures. These non-GAAP financial measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP financial measures may not be comparable to other similarly titled measures used by other entities. The definition of these non-GAAP financial measures and a reconciliation of non-GAAP to GAAP financial measures is provided in the financial tables section of this release.

Conference Call

The Company will hold a conference call to discuss its fourth quarter 2025 results today, February 12, 2026, at 4:30 p.m. ET. To listen to the event live or access an archived recording, please visit http://investors.warriormetcoal.com. Analysts and investors who would like to participate in the conference call should dial 1-844-340-9047 (domestic) or 1-412-858-5206 (international) 10 minutes prior to the start time and reference the Warrior Met Coal conference call. Telephone playback will also be available from 6:30 p.m. ET on February 12, 2026 until 6:30 p.m. ET on February 19, 2026. The replay will be available by calling: 1-855-669-9658 (domestic) or 1-412-317-0088 (international) and entering passcode 6566838.

About Warrior

Warrior is a U.S.-based, environmentally and socially minded supplier to the global steel industry. It is dedicated entirely to mining non-thermal metallurgical (met) steelmaking coal used as a critical component of steel production by metal manufacturers in Europe, South America and Asia. Warrior is a large-scale, low-cost producer and exporter of premium quality met coal, also known as hard-coking coal (HCC), operating highly efficient longwall operations in its underground mines based in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur and has strong coking properties. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers. For more information, please visit www.warriormetcoal.com.

Forward-Looking Statements

This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding 2026 guidance, sales and production growth, ability to maintain cost structure, demand, pricing trends, management of liquidity, cash flows, expenses and expected capital expenditures, the Company's future ability to create value for stockholders, as well as statements regarding production, inflationary pressures, and the development of the Blue Creek project including anticipated progress towards full production, future production and profitability from Blue Creek, and the impact of Blue Creek on our results. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” “outlook,” “guidance” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance, or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry, including the risk of a continued decline in the index price for premium low-vol steelmaking coal; the impacts of U.S. and international trade policies and tariffs; the impact of global pandemics, including the impact of any such pandemic on its business and that of its customers, including the risk of a decline in demand for the Company's met coal due to the impact of any such pandemic on steel manufacturers; the impact of inflation on the Company, the impact of geopolitical events, including the effects of the Russia-Ukraine war, the ongoing conflict in the Middle East and actions between the United States and Venezuela; the inability of the Company to effectively operate its mines and the resulting decrease in production; the inability of the Company to transport its products to customers due to rail performance issues or the impact of weather and mechanical failures at the McDuffie Terminal at the Port of Mobile; federal and state tax legislation; changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017 and the One Big Beautiful Bill Act of 2025; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining and labor strikes or slowdowns; the timing and impact of planned longwall moves; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; any projections or estimates regarding Blue Creek, including the expected returns from this project, if any, and the ability of Blue Creek to enhance the Company's portfolio of assets, the Company's expectations regarding its future tax rate as well as its ability to effectively utilize its net operating losses to reduce or eliminate its cash taxes; the Company's ability to develop Blue Creek; the performance of the Blue Creek longwall; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; including the expansion of the Company's met coal reserves through federal lease acquisition; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend; the Company’s ability to comply with covenants in its ABL Facility or indenture relating to its senior secured notes; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2025 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Contacts

For Investors:

Dale W. Boyles, 205-554-6129

dale.boyles@warriormetcoal.com

For Media:

D'Andre Wright, 205-554-6131

dandre.wright@warriormetcoal.com

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per-share amounts)
(Unaudited)

	For the three months ended December 31,		For the twelve months ended December 31,
	2025	2024	2025	2024
Revenues:
Sales	$373,631	$291,614	$1,277,024	$1,499,980
Other revenues	10,357	5,851	33,019	25,240
Total revenues	383,988	297,465	1,310,043	1,525,220
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	270,729	228,808	982,401	1,007,297
Cost of other revenues (exclusive of items shown separately below)	4,039	15,958	27,668	45,449
Depreciation and depletion	56,439	39,167	188,565	153,982
Selling, general and administrative	18,134	17,741	65,700	63,602
Total costs and expenses	349,341	301,674	1,264,334	1,270,330
Operating income (loss)	34,647	(4,209)	45,709	254,890
Interest expense	(2,438)	(813)	(9,742)	(4,271)
Interest income	3,665	6,973	18,477	33,047
Income before income tax expense (benefit)	35,874	1,951	54,444	283,666
Income tax expense (benefit)	12,912	815	(2,554)	33,063
Net income	$22,962	$1,136	$56,998	$250,603
Basic and diluted net income per share:
Net income per share—basic	$0.44	$0.02	$1.08	$4.79
Net income per share—diluted	$0.44	$0.02	$1.08	$4.79
Weighted average number of shares outstanding—basic	52,593	52,330	52,560	52,287
Weighted average number of shares outstanding—diluted	52,666	52,405	52,603	52,345
Dividends per share:	$0.08	$0.08	$0.32	$0.82

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

QUARTERLY SUPPLEMENTAL FINANCIAL DATA:

(short tons in thousands)(1)	For the three months ended December 31,		For the twelve months ended December 31,
	2025	2024	2025	2024
Tons sold	2,883	1,887	9,629	7,975
Tons produced	3,392	2,108	10,203	8,247
Average net selling price	$129.60	$154.54	$132.62	$188.09
Cash cost of sales (free-on-board port) per short ton(2)	$93.53	$119.55	$101.30	$125.29
Cost of production %	64%	68%	66%	64%
Transportation and royalties %	36%	32%	34%	36%
Cash margin per ton(3)	$36.07	$34.99	$31.32	$62.80

(1) 1 short ton is equivalent to 0.907185 metric tons.

RECONCILIATION OF CASH COST OF SALES (FREE-ON-BOARD PORT) TO COST OF SALES REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended December 31,		For the twelve months ended December 31,
	2025	2024	2025	2024
Cost of sales	$270,729	$228,808	$982,401	$1,007,297
Asset retirement obligation accretion and valuation adjustments	797	(1,136)	(2,099)	(3,243)
Stock compensation expense	(1,890)	(2,089)	(4,918)	(4,866)
Cash cost of sales (free-on-board port)(2)	$269,636	$225,583	$975,384	$999,188

(2) Cash cost of sales (free-on-board port) is based on reported cost of sales and includes items such as freight, royalties, labor, fuel and other similar production and sales cost items, and may be adjusted for other items that, pursuant to GAAP, are classified in the Condensed Statements of Operations as costs other than cost of sales, but relate directly to the costs incurred to produce met coal. Our cash cost of sales per short ton is calculated as cash cost of sales divided by the short tons sold. Cash cost of sales (free-on-board port) is a non-GAAP financial measure which is not calculated in conformity with U.S. GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe cash cost of sales (free-on-board port) is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Cash cost of sales (free-on-board port) may not be comparable to similarly titled measures used by other companies.

(3) Cash margin per ton is defined as average net selling price less cash cost of sales (free-on-board port) per short ton.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(Unaudited)

RECONCILIATION OF ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended December 31,		For the twelve months ended December 31,
	2025	2024	2025	2024
Net income	$22,962	$1,136	$56,998	$250,603
Interest income, net	(1,227)	(6,160)	(8,735)	(28,776)
Income tax expense (benefit)	12,912	815	(2,554)	33,063
Depreciation and depletion	56,439	39,167	188,565	153,982
Asset retirement obligation accretion and valuation adjustments	(2,223)	1,538	1,770	5,435
Stock compensation expense	4,644	7,009	19,953	22,070
Other non-cash accretion and valuation adjustments	(775)	7,761	708	9,114
Non-cash mark-to-market loss (gain) on gas hedges	120	1,835	(175)	1,835
Business interruption	-	115	19	524
Adjusted EBITDA(4)	$92,852	$53,216	$256,549	$447,850
Adjusted EBITDA margin(5)	24.2%	17.9%	19.6%	29.4%
Adjusted EBITDA per short ton(6)	$32.21	$28.20	$26.64	$56.16

(4) Adjusted EBITDA is defined as net income before net interest income, net, income tax (benefit) expense, depreciation and depletion, non-cash asset retirement obligation accretion and valuation adjustments, non-cash stock compensation expense, other non-cash accretion and valuation adjustments, non-cash mark-to-market loss (gain) on gas hedges and business interruption expenses. Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under GAAP. We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate our operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

(5) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenues.

(6) Adjusted EBITDA per short ton is defined as Adjusted EBITDA divided by short tons sold.

RECONCILIATION OF FREE CASH FLOW TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended December 31,		For the twelve months ended December 31,
	2025	2024	2025	2024
Net cash provided by operating activities	$76,089	$54,207	$229,246	$367,448
Purchases of property, plant and equipment and mine development costs	(104,368)	(142,195)	(402,198)	(488,281)
Free cash flow(7)	$(28,279)	$(87,988)	$(172,952)	$(120,833)
Free cash flow conversion(8)	(30.5)%	(165.3)%	(67.4)%	(27.0)%

(7) Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment and mine development costs. Free cash flow is not a measure of financial performance in accordance with GAAP, and we believe items excluded from net cash provided by operating activities are significant to the reader in understanding and assessing our results of operations. Therefore, free cash flow should not be considered in isolation, nor as an alternative to net cash provided by operating activities under GAAP. We believe free cash flow is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Free cash flow may not be comparable to similarly titled measures used by other companies.

(8) Free cash flow conversion is defined as free cash flow divided by Adjusted EBITDA.

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	For the three months ended December 31,		For the twelve months ended December 31,
	2025	2024	2025	2024
OPERATING ACTIVITIES:
Net income	$22,962	$1,136	$56,998	$250,603
Non-cash adjustments to reconcile net income to net cash provided by operating activities	64,257	45,254	202,283	176,860
Changes in operating assets and liabilities:
Trade accounts receivable	(39,606)	11,760	(40,724)	(42,642)
Income tax receivable	3,066	-	-	7,833
Inventories, net	(19,608)	(10,401)	(28,316)	(18,495)
Prepaid expenses and other receivables	(4,113)	3,223	(17,627)	(504)
Accounts payable	17,679	(8,697)	30,858	(2,551)
Accrued expenses and other current liabilities	34,571	1,610	33,188	1,207
Other	(3,119)	10,322	(7,414)	(4,863)
Net cash provided by operating activities	76,089	54,207	229,246	367,448
INVESTING ACTIVITIES:
Purchase of property, plant, and equipment	(94,207)	(130,679)	(320,261)	(457,221)
Deferred mine development costs	(10,161)	(11,516)	(81,937)	(31,060)
Acquisition of leased mineral rights	-	-	(9,363)	-
Proceeds from (purchase of) investments	5,114	-	6,381	(49,721)
Proceeds from sale of property, plant and equipment	30	-	30	-
Net cash used in investing activities	(99,224)	(142,195)	(405,150)	(538,002)
FINANCING ACTIVITIES:
Dividends paid	(4,206)	(3,348)	(17,824)	(43,823)
Proceeds from financing lease obligations	-	4,503	48,771	4,503
Principal repayments of financing lease obligations	(8,907)	(4,679)	(36,942)	(17,414)
Payments for taxes related to net share settlement of equity awards	-	-	(9,384)	(11,777)
Net cash used in financing activities	(13,113)	(3,524)	(15,379)	(68,511)
Net decrease in cash, cash equivalents and restricted cash	(36,248)	(91,512)	(191,283)	(239,065)
Cash, cash equivalents and restricted cash at beginning of period	344,097	590,644	499,132	738,197
Cash, cash equivalents and restricted cash at end of period	$307,849	$499,132	$307,849	$499,132

WARRIOR MET COAL, INC.
CONDENSED BALANCE SHEETS
(in thousands, except share and per-share data)

	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$299,963	$491,547
Short-term investments	53,252	14,622
Trade accounts receivable	181,591	140,867
Other receivables	683	728
Inventories, net	235,936	207,590
Prepaid expenses and other	48,830	31,708
Total current assets	820,255	887,062
Restricted cash	7,886	7,585
Mineral interests, net	107,258	72,245
Property, plant and equipment, net	1,817,364	1,549,470
Deferred income taxes	2,947	3,210
Long-term investments	—	44,604
Other long-term assets	28,089	27,340
Total assets	$2,783,799	$2,591,516

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$66,077	$40,178
Accrued expenses	131,881	85,369
Asset retirement obligations	5,473	13,032
Financing lease obligations	29,669	13,208
Federal coal lease obligations	8,844	—
Other current liabilities	15,077	18,643
Total current liabilities	257,021	170,430
Long-term debt	154,252	153,612
Asset retirement obligations	64,755	72,138
Black lung obligations	34,036	34,467
Financing lease obligations	54,492	6,217
Deferred income taxes	54,179	63,835
Federal coal lease obligations	23,679	—
Total liabilities	642,414	500,699
Stockholders’ Equity:
Common stock, $0.01 par value per share (Authorized -140,000,000 shares, 54,791,997 issued and 52,570,156 outstanding as of December 31, 2025 and 54,533,374 issued and 52,311,533 outstanding as of December 31, 2024)	548	545
Preferred stock, $0.01 par value per share (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Treasury stock, at cost (2,221,841 shares as of December 31, 2025, and December 31, 2024)	(50,576)	(50,576)
Additional paid in capital	300,710	289,808
Retained earnings	1,890,703	1,851,040
Total stockholders’ equity	2,141,385	2,090,817
Total liabilities and stockholders’ equity	$2,783,799	$2,591,516